EXHIBIT 21


               SUBSIDIARIES OF COMSTOCK RESOURCES, INC.



                                               State of
                 Name                        Incorporation             Business Name
                 ----                        -------------             -------------

Comstock Oil & Gas, Inc.                    Nevada               Comstock Oil & Gas, Inc.
Comstock Oil & Gas - Louisiana, Inc. (1)    Nevada               Comstock Oil & Gas - Louisiana, Inc.
Comstock Management Corporation             Nevada               Comstock Management Corporation
Comstock Offshore Energy, Inc.              Delaware             Comstock Offshore Energy, Inc.

(1) Subsidiary of Comstock Oil & Gas, Inc.


                                      E-17